Exhibit 99
FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
August 21, 2007	Investors: Tony Davis 318.388.9525 tony.davis@centurytel.com

CenturyTel Announces $750 Million Stock Repurchase Program and Regular Quarterly Cash Dividend of $.065 Per Share

MONROE, La... CenturyTel, Inc. (NYSE: CTL) announced today that its board of directors authorized the repurchase of up to $750 million of its common stock.  The Company anticipates purchasing shares in the open market, depending upon market factors and other conditions. The program will expire on September 30, 2009, unless extended by the board.

The board of directors also approved CenturyTel’s regular quarterly cash dividend of $.065, payable on September 17, 2007, to shareholders of record on September 4, 2007.

“CenturyTel has returned more then $2.1 billion to shareholders through share repurchases and cash dividends since early 2004,” said Glen F. Post III, chairman and chief executive officer.  “This repurchase program, which at today’s closing price represents approximately 15% of shares outstanding as of August 20, 2007, further exhibits the Company’s commitment to return a substantial portion of its available cash to shareholders. We remain confident in our ability to generate strong cash flows to support appropriate levels of investment in our business while also repurchasing shares under this new program.”

This press release includes certain forward-looking statements. Actual results may differ materially from those in the forward-looking statements. Factors that could affect actual results include but are not limited to the possibility of unforeseen near-term cash requirements, changes in the trading price of CenturyTel’s securities, changes in general market, economic or industry conditions impacting the ability or willingness of the Company to repurchase stock, or other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

CenturyTel (NYSE: CTL) is a leading provider of communications, high speed Internet and entertainment services in small-to-mid-size cities through our broadband and fiber transport networks.  Included in the S&P 500 Index, CenturyTel delivers advanced communications with a personal touch to customers in 25 states.  Visit us at http://www.centurytel.com.

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